Exhibit 99.1

Cocrystal Pharma Appoints Carol Brosgart, MD to its Board of Directors

BOTHELL, Wash., August 17, 2026 — Cocrystal Pharma, Inc. (Nasdaq: COCP) (“Cocrystal” or the “Company”), a clinical-stage biotechnology company developing novel therapeutics to meet the growing global need for effective, safe antiviral treatments, today announced the appointment of Carol Brosgart, MD to its Board of Directors, effective August 12, 2026. Dr. Brosgart brings several decades of experience in antiviral therapy, epidemiology, and biopharma advisory.

“Dr. Brosgart holds a distinguished record in antiviral drug development, having contributed to the development and FDA approval of therapies that have benefited patients worldwide,” said Roger Kornberg, Ph.D., Chairman of the Board, Chief Scientist, and Chairman of Scientific Advisory Board at Cocrystal and Nobel laureate. “Her clinical and scientific insights will be invaluable as we work to advance the clinical development of CDI-988 for norovirus, as well as the broader development of our antiviral pipeline.”

James Sapirstein, Chief Executive Officer of Cocrystal Pharma added, “I’ve had the privilege of knowing Carol since she was a key opinion leader during the HIV epidemic, working with her as a colleague at Gilead, and later having her join me at Tobira. Few people bring her combination of clinical rigor and real-world drug development experience, and I couldn’t be more pleased to have her insight guiding Cocrystal at this pivotal stage.”

Dr. Brosgart has extensive experience in government service and biopharmaceutical consulting, has served on the boards of numerous biotechnology companies, and was the founding Medical Director of the East Bay AIDS Center at Alta Bates Medical Center in Berkeley, California. She is a member of the Board of Directors of the Hepatitis B Foundation, previously co-chaired the National Task Force on Hepatitis B and was a Senior Advisor on Science and Policy to the Division of Viral Hepatitis at the CDC and the Viral Hepatitis Action Coalition at the CDC Foundation. She currently sits on the Boards of Directors of Galmed Pharmaceuticals, Eradivir Biotech, and Merlin Biotech, and previously held board positions at Abivax, Mirum Pharmaceuticals, Tobira Therapeutics and Juvaris. Dr. Brosgart spent more than a decade at Gilead Sciences as well, where she played a critical role in the development and regulatory approval of the antiviral therapies Viread® and Hepsera®. She received her M.D. from the University of California, San Francisco (UCSF) School of Medicine, where she currently serves as a Clinical Professor of Medicine, Biostatistics and Epidemiology.

About Cocrystal Pharma, Inc.

Cocrystal Pharma, Inc. is a clinical-stage biotechnology company discovering and developing novel antiviral therapeutics that target the replication process of noroviruses, influenza viruses, coronaviruses (including SARS-CoV-2), and hepatitis C viruses. Cocrystal employs unique structure-based technologies to create viable antiviral drugs. For more information, visit www.cocrystalpharma.com.

Investor Contact:

Nic Johnson

Russo Partners

nic.johnson@russopartnersllc.com

(303) 482-6405

Media Contact:

David Schull

Russo Partners

david.schull@russopartnersllc.com

(858) 717-2310